PURCHASE AGREEMENT

           This Purchase Agreement (this "Agreement") dated as of March 30, 1999, is entered into by and among Brera SCI, LLC, a Delaware limited liability company (the "Buyer"), and Francis X. Suozzi (the "Seller"). Certain capitalized terms that are used herein are defined in Section 2 of this Agreement.

           WHEREAS, the Buyer and Safety Components International, Inc. ("SCI") have, contemporaneously with the execution of this Agreement, entered into an Investment Agreement, dated as of the date hereof (the "Investment Agreement"),

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

 1.   Purchase of SCI Shares.

      (a) Subject to the completion of the Closing (as defined in the Investment Agreement), the Buyer agrees to purchase, and the Seller agrees to sell to the Buyer, 325,801 shares of common stock of SCI (the "Shares") for a purchase price of $10.00 per share (the "Purchase Price"). Accordingly, Buyer will pay to Seller in cash $3,258,010 conditioned upon
 (i) the completion of the Closing (as defined in the Investment Agreement) on terms and conditions substantially similar to those set forth in the Investment Agreement on the date hereof, (ii) delivery to Buyer certificate(s) representing the Shares properly endorsed for transfer to the Buyer and (iii) Seller's resignation from the board of directors of SCI. The Purchase Price will be paid at Closing in immediately available funds.

      (b) Notwithstanding the foregoing, the Buyer agrees that the Purchase Price for the shares will be subject to an increase (but not a decrease) by an amount per share equal to (x) the lesser of (A) $12.00 or (B) the "Conversion Price" for the Senior Preferred Stock as finally determined pursuant to Annex A of the Certificate of Designations for the Senior Preferred Stock ("Annex A") minus (y) $10.00 (the "Adjustment Amount"). Therefore, if the Conversion Price for the Senior Preferred Stock as determined pursuant to Annex A is greater than $10.00 per share, Buyer agrees to pay to Seller in cash an amount equal to the product of 325,801 times the Adjustment Amount within five (5) days of the final determination of the Conversion Price pursuant to Annex A.

      (c)  The Seller represents and warrants to the Buyer that:

           (i) Seller owns all of the Shares, beneficially and of record, free and clear of all Liens. The delivery of a certificate or certificates by the Seller representing the Shares will transfer to the Buyer good and valid title to such Shares, free and clear of all Liens; and

           (ii) This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against such Seller in accordance with its terms, and the execution, delivery and performance of this Agreement by the Seller does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Seller is a party or any order, judgment or decree to which the Seller is subject.

      (d) Upon completion of the Closing (as defined in the Investment Agreement), Seller agrees to resign from the Board of Directors of SCI effective as of such closing and agrees to pay the fees and expenses of Seller's legal, financial and accounting advisors, if any.

 2.   Definitions.

           "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

           "SCI Common Stock" means the common stock, par value $0.01 per share, of SCI or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

           "Senior Preferred Stock" means the Series A Convertible Preferred Stock, par value $.10 per share, of SCI issued pursuant to the Agreement.

 3. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given and made and served either by personal delivery to the person for whom it is intended or sent by a nationally recognized overnight courier:

                     If to Buyer, addressed to:

                     Brera SCI, LLC
                     c/o Brera Capital Partners, LLC
                     712 Fifth Avenue
                     34th Floor
                     New York, New York 10019
                     Attn:  Jun Tsusaka

                     With copies to:

                     Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 W. West Wacker Drive, Suite 2100
                     Chicago, Illinois 60606
                     Attention:  Peter C. Krupp, Esq.

                     If to the Seller Investors, addressed to:

                     Francis X. Suozzi
                     62 West 62nd Street
                     New York, New York  10023

 4.   Confidentiality and Noncompetition.

      (a) Seller agrees not to disclose any Confidential Information (defined below) to any person (except as required by law) for a period of three years after the date hereof (the "Confidentiality Period"). For the purposes of this section, "Confidential Information" means information delivered to Seller by or on behalf of Buyer or SCI in connection with the transactions contemplated by the Investment Agreement and any other information regarding SCI (including information regarding its customers, products, competitors, officers, employees and suppliers) which was disclosed to Seller as a member of the Board of Directors of SCI; provided, that such term does not include information that (i) was publicly known or otherwise known to the Seller prior to the time of such disclosure,
 (ii) subsequently becomes publicly known through no act or omission by the Seller or any person acting on the Seller's behalf, or (iii) otherwise becomes known to the Seller other than through disclosure by the Seller.

      (b) Except as set forth herein, Seller agrees that during the Confidentiality Period, Seller will not directly or indirectly, as an owner, officer, director, shareholder, partner, member, joint venturer, employee, consultant or otherwise, engage in the airbag (including materials, cushions and components) manufacturing, sales or distribution business.

 5. Release. It is the intention of Seller to hereby fully, finally, absolutely, and forever resolve, and Seller hereby releases Buyer and SCI from, any and all claims and disputes which have existed, do exist, or may exist relating to the Investment Agreement, and the transactions contemplated thereby, and SCI or its activities, assets, liabilities, or shareholders, other than (a) all options previously granted to Seller (including the January 1, 1999 option grant) under SCI's 1994 Stock Option Plan shall immediately vest as of the Closing and otherwise be governed by the terms of such plan and (b) all accrued and unpaid directors fees shall be paid at Closing.

 6.   Miscellaneous.

      (a) This Agreement shall be binding upon and inure to the benefit of the Buyer and its successors and assigns and the Seller and the Seller's executors or administrators, personal representatives, heirs, legatees and distributees.

      (b) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING ANY
 CONFLICT-OF-LAWS RULES OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

      (c) This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof between the parties (including without limitation that certain letter agreement dated February 14, 1999) and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

      (d) Each party hereto shall from time to time, at the request of any other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

      (e) This Agreement will terminate on April 30, 1999, provided, that if the Buyer purchases the Shares pursuant to this Agreement, the representations and warranties set forth in Section 1(c) of this Agreement shall survive indefinitely the termination of this Agreement.


                           *          *          *

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

                               BRERA SCI, LLC


                               /s/ Alberto Cribiore
                               _______________________________________
                               Name:     Alberto Cribiore
                                         _____________________________
                               Title:    Authorized Signatory
                                         _____________________________




                               FRANCIS X. SUOZZI

                               /s/ Francis X. Suozzi
                               __________________________________